                                                                   EXHIBIT 10.16

[MEMORY LOGO]

MEMORY PHARMACEUTICALS CORP.                           The Board of Directors of
100 Philips Parkway                                    Memory Pharmaceuticals
Montvale, New Jersey 07645
Phone: (201) 802-7102
Fax: (201) 802-7190
www.memorypharma.com

July 2, 2001

Anthony Scullion
5420 N. Ocean Drive, Apt. 2102
The Connemara
Singer Island, FL 33404-2543

Dear Tony:

         We are pleased to inform you that both the Board of Directors and management team of Memory Pharmaceuticals Corp. (the "Company") are impressed with your experience and accomplishments, and would like to extend an offer to you to join the Company as Chief Executive Officer. We look forward to you joining our team, and are confident that you will contribute significantly to the value of our organization. We are therefore pleased to provide you with the terms of your anticipated employment by the Company.

         1. Position. Your position will be Chief Executive Officer, based out of the Company's offices currently located in Montvale, New Jersey, and will report directly to the Company's Board of Directors (the "Board"). You will be elected to the Board as of the date of the Board meeting immediately following your Start Date (as defined below).

         As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company. You may, after giving written notice thereof to the Board, serve as a corporate director on the board of directors of up to two (2) other companies and, with the prior written consent of the Board, serve on the board of directors of up to two (2) additional companies, provided, that in each case your activities (i) do not interfere in any material respect with your obligations and responsibilities to perform the duties of your employment by the Company and (ii) do not involve a conflict of interest with the Company and are not otherwise prohibited by the Confidentiality Agreement (as defined below). Your performance will be reviewed formally after six months of employment and annually thereafter at the end of each calendar year.

         2. Starting Date/ Nature of Relationship. It is expected that your employment will start on September 4, 2001 (the "Start Date"). No provision of this letter shall be construed to create an express or implied employment contract for a specific period of time. Either you or the Company may terminate the employment relationship at any time and for any reason, by giving at least thirty (30) days' prior written notice to the other party.

         3.       Compensation.

         (a) Your initial salary will be at the bi-weekly rate of $13,461.54 (annualized at $350,000).

MEMORY PHARMACEUTICALS CORP.
Anthony Scullion

         (b) You will receive a one-time sign-on bonus of $100,000, payable within 30 days of your Start Date, plus a one-time payment of $40,000 to enable you to reimburse your current employer for the cash surrender value of your existing life insurance policy in connection with your acquiring such policy.

         (c) You will receive incentive stock options to purchase 1,101,400 Shares of Common Stock of Memory Pharmaceuticals Corp. (representing 5% of the Company's fully diluted Shares outstanding as of the date of this letter) at $.25 per share, which will vest in quarterly increments over a period of four
(4) years as described in the Stock Option Agreement, which you and the Company will enter into on or before following the Start Date. Such number of Shares will be increased after the closing of the Company's Series D Financing to such number of Shares representing five percent (5%) of the Company's fully diluted Shares outstanding as of the date of such closing, at the then fair market value to be determined by the Company's Board of Directors (without affecting the purchase price of the initial grant of options to acquire 1,101,400 shares of the Company's Common Stock), with such additional option vesting to commence on the date of such closing in quarterly increments over a period of four (4) years.

         (d) You will be eligible to receive annual bonus payments dependent on the performance of the Company and your individual performance, subject to the discretion of the Board of Directors. Your target bonus will be equal to thirty-three percent (33%) of your base salary, assuming the achievement of such Company and individual performance objectives.

         (e) Upon termination for any reason, the Company will pay you within two weeks of such termination, your current base salary earned through the termination date, plus accrued vacation, if any, and other benefits or payments, if any, to which you are entitled. In the event you are terminated by the Company, without "Cause" (as hereinafter defined), then the Company will continue to pay you your bi-weekly rate in effect at the time of termination and provide and pay the Company's portion of your medical, dental, life and disability insurance for a period of six (6) months. Further, for the period commencing seven months following such termination and ending twelve months after such termination, the Company will continue to pay you your bi-weekly rate in effect at the time of termination and provide and pay the Company's portion of your medical, dental, life and disability insurance, except that such severance payments made to you during this period will be reduced by all 1099 and W-2 income earned or received by you during such period, including income earned or received from consulting services or temporary employment, and the Company's payments for your medical, dental, life and disability insurance will terminate when you have such coverage through any new employer before the end of the twelve month period following your termination. The Company will reconcile such payments with you quarterly, and any additional payments owed to you by the Company, and any payments owed to the Company by you, will be paid respectively within two weeks following such reconciliation period. In addition, if you were terminated by the Company without Cause, you will be entitled to accelerated vesting of twenty-five percent (25%) of your unvested stock options as of the date of your termination of employment. Your unvested stock options will become fully vested in connection with an acquisition of the Company, under circumstances where the terms of your employment are changed or your employment is terminated by the acquiring company, in accordance with the terms of the Company's 1998 Employee, Director and Consultant Stock Option Plan (a copy of which has been provided to you). The Company will not be obligated to continue any such payments to you or accelerate vesting of your stock options under this paragraph 3(e) in the event you materially breach the terms under the Confidentiality Agreement (as defined below). Notwithstanding any termination of your employment, you will continue to be bound by the provisions of the Confidentiality Agreement.

MEMORY PHARMACEUTICALS CORP.
Anthony Scullion

         (f) For the purposes of this Section 3, "Cause" shall include (i) your conviction of a felony, either in connection with the performance of your obligations to the Company or otherwise, which adversely affects your ability to perform such obligations or materially adversely affects the business activities, reputation, goodwill or image of the Company, (ii) your willful disloyalty, deliberate dishonesty, breach of fiduciary duty, (iii) your breach of the terms of this Agreement, or your failure or refusal to carry out any material tasks assigned to you by the Company in accordance with the terms hereof, which breach or failure continues for a period of more than thirty (30) days after your receipt of written notice thereof from the Company, (iv) the commission by you of any act of fraud, embezzlement or deliberate disregard of a significant rule or policy of the Company known to you or contained in a policy and procedure manual provided to you which results in material loss, damage or injury to the Company, or (v) the material breach by you of any of the provisions of the Confidentiality Agreement substantially in the form of Attachment A to this letter.

         4. Benefits. You will be entitled as an employee of the Company to receive such benefits as are generally provided its employees and executives and for which you are eligible in accordance with Company policy as in effect from time to time. The Company retains the right to change, add or cease any particular benefit relating to its employees and executives generally. At this time, the Company is offering a benefit program, consisting of medical, dental, life and short/long term disability insurance, as well as a 401(k) retirement plan and flexible spending plan. In addition, the Company will pay the premium in the approximate amount of $14,000 per year relating to your existing life insurance policy. You will be eligible for eight paid holidays, four floating holidays and five (5) weeks paid vacation per year. You will accrue additional vacation days in accordance with Company policy.

         5. Relocation Expenses. The Company will pay or reimburse you for all reasonable out-of-pocket relocation and relocation-related expenses not to exceed $150,000, including any Tax Payment (as defined below) and any Gross-up Payment (as defined below), which may be billed directly to the Company or paid by you and submitted for reimbursement, including, without limitation, the following:

         (a) costs of services of moving companies (including packing, transportation and relocation expenses, including the transportation of automobiles);

         (b) costs associated with your search for a new residence (including, without limitation, the costs of airfare, automobile rental, meals and hotel accommodations for yourself and your immediate family);

         (c) commissions payable to brokers in connection with the sale of your current residence;

         (d) costs attendant to the sale of your current residence and the purchase of a new residence in the Northern New Jersey area (including, without limitation, the costs of home inspections, survey, appraisal, title insurance, transfer fees, attorneys' fees, accountants' fees and closing costs);

         (e) loan origination fees (points) related to the purchase of your new residence in an amount of up to three percent (3%) of the loan amount (and the Company will provide assistance to you relating to the selection of a mortgage lender that will pre-qualify you for a mortgage loan to purchase your new residence);

         (f) costs associated with commuting from your current residence to the Company's offices (including, without limitation, the costs of airfare, automobile rental, meals and hotel

MEMORY PHARMACEUTICALS CORP.
Anthony Scullion

accommodations for you) for a period of up to six months, subject to extension upon our mutual agreement;

         (g) automobile rental charges prior to establishment of a permanent residence in Northern New Jersey;

         (h) rent and other expenses associated with temporary housing for yourself and your immediate family for a period of up to six months (which may include up to two months after the purchase and closing of title on your new residence), subject to extension upon our mutual agreement; and

         (i) payment of any duplicate mortgage loan payments and house expenses to preclude your paying for your current residence and your new residence concurrently.

         All such payments will be subject to the Company receiving reasonably acceptable documentation evidencing the incurring of such cost, expense or fee. In the event that it should be determined that any payment shall be due by you for taxes of any kind or nature relating to amounts paid to you or on your behalf by the Company in connection with your relocation as provided above ("Taxes"), the Company will deliver to you a payment equal to the amount of such Taxes (the "Tax Payment") plus an additional payment in an amount equal to any additional taxes payable by you applicable to your receipt of the Tax Payment (the "Gross-Up Payment").

         6. Interest Free Loan. The Company will make available to you, upon your request in writing within nine (9) months after the Start Date (which period may be extended by mutual agreement of you and the Company), an interest free loan in the amount of up to $300,000 for a period of three (3) years following the Start Date to enable you to purchase a residence in Northern New Jersey, New York or Connecticut, within one hundred (100) miles of the Company's principal offices, with such loan secured by a mortgage on the residence to be acquired by you, marketable securities (at a loan-to-value ratio of fifty percent (50%)) or other collateral mutually agreed upon by the parties, as more fully described in a Loan Agreement which you and the Company will enter into following the Start Date. The Company will further agree to forgive amounts owed by you in connection with this loan in equal installments each year ($100,000 per year) over a period of three (3) years and will further agree to forgive all amounts owed by you in connection with this loan in the event you are terminated without Cause; in the event you are terminated with Cause or should you voluntarily terminate your employment all amounts owed by you in connection with this loan will be immediately due and payable to the Company; and it being understood and agreed that your rights under Section 6 shall not be adversely affected solely by reason of any bankruptcy of the Company. In the event that it should be determined that any payment shall be due by you for taxes of any kind or nature relating to amounts paid to you or on your behalf by the Company in connection with this loan ("Taxes"), the Company will deliver to you a payment equal to the amount of such Taxes (the "Tax Payment") plus an additional payment in an amount equal to any additional taxes payable by you applicable to your receipt of the Tax Payment (the "Gross-Up Payment").

         7. Indemnification. The Company will indemnify you in connection with any legal proceedings related thereto, including after your employment with the Company.

         8. Confidentiality. The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, as a condition of your employment, you

MEMORY PHARMACEUTICALS CORP.
Anthony Scullion

and the Company will become parties to a Confidentiality and Noncompetition Agreement substantially in the form of Attachment A to this letter (the "Confidentiality Agreement").

         9.       General.

                  (a) This letter, together with the Confidentiality Agreement and the Stock Option Agreement, will constitute our entire agreement as to your employment by the Company and will supersede any prior agreements or understandings, whether in writing or oral.

                  (b) This letter shall be governed by the law of the State of New Jersey.

         You may accept this offer of employment and the terms thereof by signing the enclosed additional copy of this letter and the Confidentiality Agreement and the Stock Option Agreement, which execution will evidence your agreement with the terms set forth herein and therein, and returning them to the Company.

         This offer of employment will expire on July 6, 2001, unless accepted by you prior to such date. We look forward to you joining our team, and we believe that your skills will compliment those of our existing management team, and that you will make a significant contribution to Memory's growth. We look forward to your prompt response to this offer letter.

Sincerely,

THE BOARD OF DIRECTORS OF MEMORY PHARMACEUTICALS CORP.

By: /s/ Joanne Leonard
    -----------------------------
Name: Joanne Leonard
Title: Secretary to the Board of Directors

ACCEPTED AND AGREED:

/s/ Anthony Scullion
---------------------------------

Date: 7/6/01
      ---------------------------

                                  ATTACHMENT A

                  CONFIDENTIALITY AND NONCOMPETITION AGREEMENT

                          MEMORY PHARMACEUTICALS CORP.


                                                               September 4, 2001

Anthony Scullion
5420 N. Ocean Drive
Apt. 2102
The Connemara
Singer Island, FL  33404-2543

Dear Tony:

      This letter is to confirm our understanding with respect to (i) your agreement to protect and preserve information and property which is confidential and proprietary to Memory Pharmaceuticals Corp. or its parent, subsidiaries or affiliates, if any, (the "Company"), and (ii) your agreement not to compete with the Company (the terms and conditions agreed to in this letter shall hereinafter be referred to as the "Agreement"). In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

      1. Protected Information. You shall at all times, both during and after any termination of this Agreement by either you or the Company, maintain in confidence and shall not, without the prior written consent of the Company, use, except in the course of performance of your duties for the Company, disclose or give to others any fact or information which was disclosed to or developed by you during the course of performing services for, or receiving training from, the Company, and is not generally available to the public, including but not limited to information and facts concerning business plans, customers, future customers, suppliers, licensors, licensees, partners, investors, affiliates or others, training methods and materials, financial information, sales prospects, client lists, Inventions (as defined in Section 2), or any other scientific, technical, trade or business secret or confidential or proprietary information ("Confidential Information") of the Company or of any third party provided to you during the Term. In the event you are questioned by anyone not employed by the Company or by an employee of or a consultant to the Company not authorized to receive such information, in regard to any Confidential Information or any other secret or confidential work of the Company, or concerning any fact or circumstance relating thereto, or in the event that you become aware of the unauthorized use of Confidential Information by any party, whether competitive with the Company or not, you will promptly notify the Board of Directors of the Company.

      You acknowledge and agree that a business will be deemed competitive with the Company if it performs or plans to perform any of the services or manufactures or sells or plans to manufacture or sell any of the products planned, provided or offered by the Company or any products or services designed to perform the same function or achieve the same results as the products or services planned, provided or offered by the Company or if it performs or plans to perform any other services and/or engages or plans to engage in the development, production, manufacture, distribution or sale of any product similar to any planned or actual services performed or products developed, produced, manufactured, distributed or sold by the Company during the term of your relationship with the Company.

      2. Ownership of Ideas, Copyrights and Patents.

            (a) Property of the Company. You agree that all ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, Inventions, designs, developments, apparatus, techniques, algorithms, software, mask works, methods, and formulae (all of the foregoing being hereinafter referred to as the "Inventions") which may be used in the business of the Company, whether patentable, copyrightable, protectable as mask works or not, which you may conceive, reduce to practice or develop alone or in conjunction with another, or others, and whether at the request or upon the suggestion of the Company, or otherwise, during the period in which you perform services for or at the request of the Company (the "Term"), shall be the sole and exclusive property of the Company, that you shall promptly disclose any such Inventions to the Company both during and after the Term, and that you shall not publish any such Inventions without the prior written consent of the Company. You hereby assign to the Company all of your right, title and interest in and to all of the foregoing. You further represent and agree that to the best of your knowledge and belief none of the Inventions will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that you will use your best efforts to prevent any such violation. You also agree that you will neither disclose to the Company or any of its employees nor use for their benefit any other person's or company's trade secret or proprietary information, or information which you have agreed not to disclose or use.

            (b) Cooperation. At any time during or after the Term, you agree that you will fully cooperate with the Company, its attorneys and agents in the preparation and filing of all papers and other documents as may be required to perfect and protect the Company's rights in and to any of such Inventions, including, but not limited to, joining in any proceeding to obtain and enforce letters patent, copyrights, mask work registrations, trademarks or other legal rights of the United States and of any and all other countries on such Inventions, provided that the Company will bear the expense of such proceedings, and that any patent, copyright, mask work registration, trademark or other legal right so issued to you, personally, shall be assigned by you to the Company without charge by you.

      3. Prohibited Competition.

            (a) Certain Acknowledgments and Agreements.

            (i) We have discussed, and you recognize and acknowledge the competitive and sometimes proprietary aspects of the business of the Company.

            (ii) You further acknowledge and agree that, during the course of your performing services for the Company, the Company will furnish, disclose or make available to you Confidential Information related to the Company's business and that the Company may provide you with unique and specialized training. You also acknowledge that such Confidential Information and such training have been developed and will be developed by the Company through the expenditure by the Company of substantial time, effort and money and that all such Confidential Information and training could be used by you to compete with the Company.

            (iii) You acknowledge that the Company will be engaged in the research, development or commercialization of agents to affect memory, cognitive abilities or learning (the "Field of Interest") and that any engagement by you, directly or indirectly, in the Field of Interest will be deemed competitive.

            (b) Covenants Not to Compete. During the Term and for a period of one (1) year following the expiration or termination of the Term, whether such termination is voluntary or involuntary, you shall not, without the prior written consent of the Company:

            (i) for yourself or on behalf of any other person or entity, directly or indirectly, either as principal, agent, employee, consultant, representative or in any other capacity, own, manage, operate or control, or be connected or employed by, or otherwise associate in any manner with, or engage in any business which is directly or indirectly competitive with the business of the Company within the United States (the "Restricted Territory"); or

            (ii) either individually or on behalf of or through any third party, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of competing with the Company or any present or future parent, subsidiary or other affiliate of the Company which is engaged in a similar business as the Company, any customers or patrons of the Company, or any prospective customers or patrons with respect to which the Company has developed or made a sales presentation (or similar offering of services), located within the Restricted Territory; or

            (iii) either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any other employees of or consultants to the Company or any present or future parent, subsidiary or affiliate of the Company to leave the services of the Company or any such parent, subsidiary or affiliate for any reason.

            (c) Reasonableness of Restrictions. You further recognize and acknowledge that (i) the types of activities and employment which are prohibited by this Section 1 are narrow and reasonable in relation to the skills which represent your principal salable asset both to the Company and to your other prospective employers, and (ii) the specific but broad geographical scope of the provisions of this Section 1 is reasonable, legitimate and fair to you in light of the Company's need to market its services and sell its products in a large geographic area in order to have a sufficient customer base to make the Company's business profitable and in light of the limited restrictions on the type of employment prohibited herein compared to the types of employment for which you are qualified to earn your livelihood.

            (d) Survival of Acknowledgments and Agreements. Your acknowledgments and agreements set forth in this Section 1 shall survive the expiration or termination of this Agreement and the termination of your employment with the Company for any reason.

      4. Disclosure to Future Employers. You agree that you will provide, and that the Company may similarly provide in its discretion, a copy of the covenants contained in Sections 1, 2 and 3 of this Agreement to any business or enterprise which you may directly, or indirectly, own, manage, operate, finance, join, control or in which you participate in the ownership, management, operation, financing, or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

      5. Records. Upon termination of your relationship with the Company, you shall deliver to the Company any property of the Company which may be in your possession including products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same, including without limitation any of the foregoing recorded on any computer or any machine readable medium.

      6. No Conflicting Agreements. You have set forth on Exhibit 1 hereto all computer software and/or Inventions made or conceived by you prior to the date of this Agreement which you own an interest in and wish to exclude from this Agreement and have listed on Exhibit 1 and attached copies hereto of any agreements with other parties which may prevent your full compliance with the terms stated herein. You hereby represent and warrant that, except as set forth on Exhibit 1, you have no commitments or obligations inconsistent with this Agreement and you hereby agree to indemnify and hold the Company harmless against loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty.

      7. General.

            (a) Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand,
(ii) made by telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

If to the Company:            Memory Pharmaceuticals Corp.
                              100 Philips Parkway
                              Montvale, New Jersey  07645
                              Attention:  Chief Financial Officer

With a copy to:               Sills Cummis Radin Tischman Epstein & Gross
                              One Riverfront Plaza
                              Newark, New Jersey  07102
                              Attn:  Ira A. Rosenberg, Esq.

If to Employee:               Anthony Scullion
                              5420 N. Ocean Drive
                              Apt. 2102
                              The Connemara
                              Singer Island, FL  33404-2543

All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above,
(ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

            (b) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

            (c) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

            (d) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

            (e) Assignment. The Company may assign its rights and obligations hereunder to any person or entity who succeeds to all or substantially all of the Company's business or that aspect of the Company's business in which you are principally involved. Your rights and obligations under this Agreement may not be assigned by you without the prior written consent of the Company.

            (f) Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this

Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

            (g) Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of New Jersey, without giving effect to the conflict of law principles thereof.

            (h) Jurisdiction and Service of Process. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of New Jersey or of the United States District Court for the District of New Jersey. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 7(a) hereof.

            (i) Severability. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law; and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the Company and you agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases ("blue-pencilling"), and in its reduced or blue-pencilled form such provision shall then be enforceable and shall be enforced.

            (j) Interpretation. The parties hereto acknowledge and agree that
(i) the rule of construction to the effect that any ambiguities are resolved against the drafting party, and (ii) the terms and provisions of this Agreement, shall be construed fairly as to all parties hereto and not in favor of or against a party, regardless of which party was generally responsible for the preparation of this Agreement.

            (k) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of any of the terms or provisions hereof.

            (l) Injunctive Relief. You hereby expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in
Section 1, 2 or 3 of this Agreement will result in substantial, continuing and irreparable injury to the Company. Therefore, you hereby agree that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of
Section 1, 2 or 3 of this Agreement.

            (m) No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

            (n) Expenses. Should either party bring an action regarding this Agreement, then, in addition to all other remedies available at law or in equity, the prevailing party in such an action shall pay all of the other party's reasonable costs and expenses resulting therefrom and/or incurred in enforcing this Agreement, including reasonable legal fees and expenses.

            (o) Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

                                 Very truly yours,

                                 MEMORY PHARMACEUTICALS CORP.

                                 BY:    /S/ JOANNE LEONARD
                                        --------------------------
                                 Name:  Joanne Leonard
                                 Title: Chief Financial Officer

Accepted and Approved:


/s/ Anthony Scullion
------------------------
Anthony Scullion
Dated:  July 5, 2001